                                                                    EXHIBIT 10.1


                                   CONTRACT
                                   --------


       This Contract (the "Contract") is entered into by and between DULLES
                           --------
CORNER PROPERTIES II LIMITED PARTNERSHIP, a Virginia limited partnership

("Seller") and PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P. ("Purchaser").
--------                                                        ---------


                                    RECITALS
                                    --------

       A. Seller owns that certain property commonly known as Park South (Building 6) and East Court (Building 15) (the "Property") in the Dulles Corner
                                                --------
Development, all of which is located in Herndon, Fairfax County, Virginia.

       B. Seller desires to sell and Purchaser desires to purchase the Property in accordance with the terms of this Contract.

       C. Seller also owns that certain real property known as Parcel 7(a) as identified on the Conceptual Development Plan dated September 28, 1995 for Dulles Corner ("Parcel 7(a)").
                -----------

       FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller and Purchaser hereby agree to the following terms and conditions in order to effectuate the foregoing:

                                   ARTICLE I
                                 THE PROPERTY
                                 ------------

       Assets Included in the Property.  The Property shall include:
       -------------------------------

       A. That certain property commonly known as the Park South (Building 6) and East Court (Building 15) located in Herndon, Virginia and described as set forth on Exhibit A, attached hereto, together with all structures, improvements,
         ---------
machinery, fixtures and equipment affixed or attached to the property and all easements and rights appurtenant to the property (all of the foregoing being collectively referred to herein as the "Real Property");
                                        -------------

       B. All leases, lease amendments, lease guaranties, improvement agreements, subleases, assignments, licenses, concessions and other agreements (the "Leases") with all persons ("Tenants") leasing, using or occupying the Real
      ------                      -------
Property or any part thereof described in the list of leases (the "List of
                                                                   -------
Leases") attached hereto as Exhibit B, together with all security deposits and
------                      ---------
any other deposits held in connection with the Leases (the"Deposits");
                                                           --------

       C. All tangible and intangible personal property owned and used in connection with the Real Property, including, specifically, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and all other items of personal property and Seller's interest (if any) in the names "Park South at Dulles Corner" and "East Court at Dulles Corner" (the "Personal
                                                                --------
Property") described in Exhibit C attached hereto;
--------                ---------

       D.   All contracts, agreements, warranties and guaranties (the

"Contracts") described in Exhibit D attached hereto; and
 ---------                ---------

       E. To the extent transferrable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals (the

"Permits") described in Exhibit E attached hereto.
 -------                ---------

                                   ARTICLE II
                             RIGHT OF FIRST REFUSAL
                             ----------------------

       For a period of eighteen (18) months following the date of closing (the

"Term"), Purchaser shall have the following rights (hereinafter the "Right of
-----                                                                --------
First Refusal").  If within eighteen (18) months after the date of closing,
-------------
Seller shall receive a bona fide written offer, letter of intent or proposal executed by Seller and the offering party (each of the foregoing being hereinafter referred to as an "Offer") for the purchase of Parcel 7(a) (as
                               -----
described on Conceptual Development Plan Amendment 86-C-029-4 (Revised) included in the Proffer Revisions, as hereinafter defined), which Offer Seller desires to accept, Seller shall give written notice thereof to Purchaser (hereinafter referred to as the "Offering Notice").
                    ---------------

       1. The Offering Notice shall contain the name and address of the proposed purchaser, an exact copy of the terms and conditions of the Offer, and an offer to sell the Property to Purchaser upon the same terms and conditions set forth in the Offer .


       2.   Purchaser shall have a period of twenty (20) days after receipt of the Offering Notice (the "Review Period") within which to agree in
                                 -------------
       writing to purchase Parcel 7(a) in accordance with the terms of the
       Offering Notice , and to deliver to Seller such written agreement, duly executed by Purchaser. In order to be effective, any written agreement of Purchaser to purchase Parcel 7(a) shall be accompanied by any earnest money deposit or other deposit to be made simultaneously or contemporaneously with the Offer, as provided in the Offer. The closing on Parcel 7(a) shall occur on the later of thirty (30) days after Purchaser's acceptance of the Offering Notice or as provided in the Offer.

       3. If, within the Review Period, Purchaser fails to deliver to Seller Purchaser's written agreement to purchase Parcel 7(a) in accordance with paragraph 2, above, Purchaser's rights hereunder shall thereupon be deemed immediately and irrevocably terminated and of no further force or effect. The foregoing notwithstanding, if the third-party does not acquire Parcel 7(a) within the time provided in the Offer and in accordance with the material terms of the Offer, Purchaser's Right of First Refusal shall be revived for the remainder of the Term, and Seller shall not thereafter sell or convey Parcel 7(a) without again offering the same to Purchaser pursuant to the other terms of this Article II.

       4. If, within the Review Period, Purchaser does deliver to Seller Purchaser's written agreement to purchase Parcel 7(a) in accordance with such terms and conditions, but thereafter Purchaser defaults and fails to conclude such purchase, Purchaser's rights hereunder shall be deemed immediately and irrevocably terminated and of no further force or effect, and (i) if the Offer does not include any provision for remedies Seller shall have the right to maintain actions against Purchaser for specific performance, damages, or both, or (ii) if the Offer does include provisions for remedies, Seller shall have the right to maintain only such actions against Purchaser as are provided for in Purchaser's written agreement to purchase Parcel 7(a).

       5. Notwithstanding any contrary provision hereof, this Right of First Refusal shall neither be effective nor deemed applicable to any of the following:

            a. an offer or transaction involving a transfer of Parcel 7(a) to one or more partners of Seller or affiliates of said partners;

            b. an offer or transaction involving a transfer of Parcel 7(a) to an entity controlling, controlled by or under common control with Seller or any of its partners;

            c. a conveyance under threat of or pursuant to condemnation by any governmental authority;

            d. a transfer pursuant to any redemption, liquidation or dissolution agreement or in furtherance of any liquidation or dissolution of Seller or any redemption of any partnership interest held by any person or entity in Seller; and

            e. a transfer by one or more of the partners of Seller of any partnership interest in Seller.

Purchaser shall have no rights with respect to any offer, transaction, sale or transfer of any of the types described in this paragraph 5. In the event of any transaction, sale or transfer described in paragraph 5(c), Purchaser's rights hereunder shall be deemed terminated and shall be of no further force or effect. In the event of any transaction, sale or transfer described in paragraphs 5(a), 5(b), 5(d), or 5(e), Purchaser's rights hereunder shall not be terminated and shall continue in full force and effect.

       6. If the Offer provides for consideration other than cash, the value of the non-monetary consideration will be (a) the market value if said consideration consists of marketable securities, or (b) the value arrived at by agreement of Purchaser and Seller, or (c) if they do not agree within the Review Period, the market value shall be determined by arbitration pursuant to Article XVI.C. hereinafter.

       7. Except as regards any transaction included in the provisions of paragraph 5 above, (i) if the Offer includes property in addition to Parcel 7(a) that is not within the Dulles Corner development, or if the Offer includes, in addition to Parcel 7(a), all of Seller's unimproved land within the Dulles Corner development (or a sufficient portion of such unimproved land such that the portion remaining with Seller contains no single parcel with a gross floor area allocation comparable to that currently allocated for Parcel 7(a)), such other property shall be excluded from the purchase by Purchaser pursuant to its exercise of rights hereunder and the purchase price to be paid by Purchaser for Parcel 7(a) shall be the portion of the entire purchase price that has been expressly allocated to Parcel 7(a) in the Offer, or, if the Offer does not contain such an allocation, the purchase price shall be the fair market value of Parcel 7(a); and (ii) if the Offer includes, in addition to Parcel 7(a), a portion (but not all) of Seller's unimproved land within the Dulles Corner development and the portion of such unimproved land remaining with Seller contains at least one parcel with a gross floor area allocation comparable to that currently allocated for Parcel 7(a), then Purchaser shall have the option to either (A) designate another parcel with a gross floor area allocation comparable to Parcel 7(a) from Seller's unimproved land within the Dulles Corner development not included in the Offer and, upon such designation, such parcel shall be substituted for Parcel 7(a) for the remaining term of the Right of First Refusal on the same terms and conditions set forth in this Article II, Parcel 7(a) shall be released from the terms of the Right of First Refusal and Seller shall be free to sell Parcel 7(a) in accordance with the terms of the Offer; or (B) choose not to exercise the Right of First Refusal in which event the Right of First Refusal shall terminate and be of no further force and effect; or (C) exercise the Right of First Refusal and acquire all of the property set forth in the Offer in
                           ---
       accordance with the terms thereof.

       8. If the Offer includes an exchange of Parcel 7(a) for other real property or personal property, Seller shall have the right to release its obligation under this Article II with regard to Parcel 7(a) upon undertaking in writing to apply the terms of this Article II for the remaining term of the Right of First Refusal to Parcel 2(a) as identified on the Conceptual Development Plan dated September 28, 1995 for Dulles Corner. Upon executing such undertaking, the covenants of this Article II shall terminate with regard to Parcel 7(a).

       9. If the Offer contemplates the provision of Seller financing, Purchaser shall agree to pay the amount of said financing in cash instead of utilizing such financing.

       10. Neither this Right of First Refusal nor any notice thereof shall be recorded; if nevertheless recorded by Purchaser, it shall automatically become null and void and of no force or effect.

       11. This Right of First Refusal is personal to Purchaser and may not be transferred or assigned by Purchaser other than to an assignee of this Contract permitted hereunder. Any attempted or purported assignment of this Right of First Refusal by Purchaser shall be null and void and shall render this Right of First Refusal and Purchaser's rights hereunder null and void and of no force and effect.

       12. The intent of the Right of First Refusal is to allow Purchaser to match bona fide arms-length offers from third parties made to Seller for the purchase of all of Seller's right, title and interest in Parcel 7(a) and Seller agrees that it shall not transfer any interest in Parcel 7(a) to any party pursuant to Section 5 if such transfer is made in an attempt to avoid the Right of First Refusal.

                                  ARTICLE III
                                 CONSIDERATION
                                 -------------

       Purchaser does herewith deposit the amount of $200,000 with Chicago Title Insurance Company. Said deposit shall be invested at money market rates. The deposit and all interest earned thereon shall be referred to herein as the "Deposit." The Deposit shall be credited against the purchase price at closing
--------
or otherwise paid to Seller or Purchaser as provided hereunder.

       The purchase price shall be $40,500,000 and shall be paid in wire transfer funds at closing.

                                   ARTICLE IV
                              DUE DILIGENCE REVIEW
                              --------------------

         Seller has provided or made available to Purchaser at the Property each of the following (collectively, the "Due Diligence Items"):
                                     -------------------

     A. An existing as-built ALTA/ACSM Urban Survey of the Property prepared by a professional land surveyor, which survey will be certified to Purchaser, the Title Company and Purchaser's lender to a date not more than sixty (60) days prior to closing and reflecting the following: a metes and bounds legal description of the Property; all improvements, encroachments, easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); the exact number of square feet included within the land portion of the Property and the dimensions of the surface perimeter of all improvements; whether the Property (or any portion thereof) lies within a flood zone or flood prone area; the number of parking spaces situated on the Property; and a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat and that the Property has access to public streets as indicated thereon.

     B. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to Purchaser from Chicago Title Insurance Company (the "Title Company"), together with good and legible copies of all documents constituting exceptions to title as reflected in the Title Commitment (collectively with the Survey referred to hereinafter as the "Title Documents");

     C. Copies of all Leases presently in effect with respect to the Property, together with any amendments or modifications thereof and other documents such as lien waivers and non-disturbance and subordination agreements which affect the rights of the Tenants;

     D. A "rent roll" with respect to the Property for the calendar month immediately preceding the date of this Contract, showing the following with
respect to each Tenant of the Property:   the name of the Tenant,  the number of
rentable square feet in Tenant's premises as set forth in Tenant's lease, the current monthly base rental payable by such Tenant, the term of the Lease including any extension rights, the current amount to be contributed by the Tenant for operating expenses and other monthly billings, as applicable, and (6) the amount of Tenant's security deposit, if any;

     E. An aging report showing, with respect to each Tenant of the Property, the date through which such Tenant has paid rent;

     F. A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property, if any, together with copies of the same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Seller and which cannot be cancelled upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser, which approval shall be in Purchaser's sole and absolute discretion;

     G. Copies of all permits, including licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Property and the operation thereof (if relating to tenant space, with respect only to current Tenants) in the possession of Seller, if any;

     H. All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any;

     I. True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the three (3) years prior to the current year and, if available, for the current year;

     J. True and correct copies of any effective option contracts, construction contracts, and architectural contracts relating to all or any portion of the Property;

     K. A schedule of all current or pending litigation with respect to the Property or any part thereof, if any, together with a brief description of each such proceeding;

     L. A schedule of all Personal Property (specifying if any such Personal Property is leased);

     M. A list of any unwritten agreements affecting the Property to which Seller is a party or of which Seller has knowledge;

     N. A schedule of all insurance certificates for current insurance coverages existing with respect to the Property;

     O. A vendor correspondence file available for review at Seller's management office;

     P. Books and records relating to the ownership and operation of the Property, available for inspection during ordinary business hours at Seller's management office;

     Q. Operating statements for the Property for calendar years 1993, 1994 and 1995 and calendar year 1996 to date;

     R. 1996 operating budget for the Property and report of actual year-to-date expenses;

     S. All owner's association documents; covenants, conditions and restrictions or architectural design restrictions or approvals relative to the Property, if any; and

     T. All other material information of any kind whatsoever in the possession of Seller and pertaining to the ownership and operation of the Property.

     Seller shall pay the costs associated with providing any of the Due Diligence Items, but any copies thereof shall be paid for by Purchaser.

     Following the date of this Contract, Seller shall provide to Purchaser's representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller, its affiliates or Seller's management company which would be sufficient to enable Purchaser's representatives and independent accounting firm to prepare audited profit and loss statements for 1993, 1994 and 1995 in conformity with generally accepted accounting principles and enable them to prepare such statements, reports, or disclosures as Purchaser may deem necessary or advisable. Seller shall also provide to Purchaser's independent accounting firm a signed representation letter in the form of Exhibit M hereof. If, and to the extent that, Seller's financial statements pertaining to the Property for any periods during the years 1993, 1994 or 1995 have been audited, promptly after the execution of this Contract, Seller shall provide Purchaser with copies of such audited financial statements and shall cooperate with Purchaser's representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser's expense, a reissuance of such audited financial statements.

     Purchaser shall perform its review of the Due Diligence Items on or before 5:00 p.m. MST December 20, 1996 (which is 30 days following the receipt by Purchaser of the Due Diligence Items or the date they were made available on the Property) (the "Due Diligence Period"). On or before expiration of the Due
                --------------------
Diligence Period, Purchaser shall notify Seller in writing of its approval or disapproval of the results of its due diligence review. If no written notice is received by Seller on or before the expiration of the Due Diligence Period, the Due Diligence Items shall be deemed approved and the parties shall proceed with closing of the contemplated transaction. If, within the Due Diligence Period, Purchaser provides Seller with a written notice of disapproval of the Due Diligence Items, Purchaser's sole and exclusive remedies shall be to terminate this Contract and receive a refund of the Deposit, or waive the objections and close the transaction as otherwise contemplated herein.

     Notwithstanding anything to the contrary contained herein, Purchaser hereby agrees that, in the event this Contract is terminated for any reason, then Purchaser shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Purchaser in connection with Purchaser's inspection of the Property, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third-parties (not including attorneys) for Purchaser in its investigation and inspection of the Property, subject, however to any limitations on Purchaser's right to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials ("Purchaser's Reports"). Purchaser shall cooperate with Seller at no expense to
  -------------------
Purchaser in order to obtain a waiver of any such limitation.

     Except as to those Due Diligence Items made available pursuant to paragraphs C, D, E, F, J, K, L, M, P, Q, R, and S of this Article IV ("Seller
                                                                       ------
Diligence Items"), notwithstanding any contrary provision of this Contract,
---------------
Purchaser acknowledges that Seller is not representing or warranting that any of the Due Diligence Items are accurate or complete. Seller warrants and represents that to the best of its knowledge, the Seller Diligence Items are accurate and complete. Seller advises Purchaser to independently verify the facts and conclusions set forth in the Due Diligence Items, Seller warrants that it is not intentionally concealing information regarding the Property.

                                   ARTICLE V
                            TITLE INSPECTION PERIOD
                            -----------------------

     Purchaser shall have until 5:00 p.m. MST on December 20, 1996 in which to review the Title Documents (the "Title Review Period"). If the Title Documents
                                 -------------------
reflect or disclose any defect, exception or other matter affecting the Property ("Title Defects") that is unacceptable to Purchaser, in its sole discretion,
  -------------
then prior to the expiration of the Title Review Period, Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections made by Purchaser; provided, however, Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have fifteen (15) business days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either
------------
elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to (i) terminate this Contract and obtain a refund of the Deposit by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or (ii)
waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing within the Title Review Period of any objections to the state of title to the Property, then Purchaser shall be deemed to have no objections to the state of such title and any exceptions to title or other conditions or matters which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be deemed "Permitted Exceptions." Amendment No. 1 to
                                  --------------------
Amended and Restated Declaration of Protected Covenants and Restrictions for Dulles Corner shall be a Permitted Exception.

                                   ARTICLE VI
                                   INSPECTION
                                   ----------

     Purchaser, at its sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Property at any time during the Due Diligence Period. Purchaser and its duly authorized agents or representatives shall be permitted to enter upon the Property at all reasonable times during the Due Diligence Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. Purchaser must arrange all inspections of the Property with Seller at least one day in advance of any such inspection. In the event that the review and/or inspection conducted pursuant to this Article shows any fact, matter or condition to exist with respect to the Property that is unacceptable to Purchaser, in Purchaser's sole discretion, then Purchaser shall be entitled, as its sole and exclusive remedies, to terminate this Contract and obtain a refund of the Deposit, or waive the objection and close the transaction as otherwise contemplated herein. If Purchaser, as a result of its inspection of the Property, terminates this Contract, it agrees to promptly discharge any liens that may be imposed against the Property as a result of Purchaser's investigations and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and reasonable attorneys' fees), liabilities, judgments and damages incurred by Seller as a result of any inspections or tests performed by Purchaser.

                                  ARTICLE VII
                   REPRESENTATIONS, WARRANTIES, AND COVENANTS
                   ------------------------------------------

       A.   Representations and Warranties of Seller. Seller hereby represents
            ----------------------------------------
and warrants to Purchaser as follows:

       1. Seller is a limited partnership duly formed and validly existing under the laws of the State of Virginia. Seller has full power and authority to enter into this Contract, to perform this Contract and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Contract and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Contract is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally;

       2. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller and affecting any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

       3. To the best of Seller's knowledge, Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Property or any portion thereof;

       4. At closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Property except for those that will be paid in the ordinary course of business or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Purchaser;

       5. To the best of Seller's knowledge, (i) the Property has never been used as a waste "dumpsite" and (ii) there has been no material violation of any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. (S) 9601 et seq.;

       6. The Personal Property comprises all of the personal property of Seller that is used in the operation of the Property in the ordinary course of business and consistent with Seller's current practice; the Personal Property does not include certain property located in the property management office that is owned by the property manager;

       7.   Seller has not received any notice of condemnation of the Property;

       8. The Leases constitute all of the leases, licenses, concessions and other agreements with all persons leasing, using or occupying the Real Property or any portion thereof, and all of the Leases are in full force and effect and have not been amended, except pursuant to amendments delivered to Purchaser;

       9. To the best of Seller's knowledge, Seller has not received any notice from any third-party alleging that the building or the improvements located on the Property are defective in design or construction, are not in good condition and repair, free of roof leaks, or that any mechanical systems are not in reasonable working order and repair, to the extent that they have failed to operate in a commercially reasonable manner consistent with a modern office building, except for those matters set forth in Exhibit N hereof; provided, however, the foregoing representation and warranty shall not include any representation or warranty as to the aesthetic or other subjective quality of the design of the Real Property or any system, element or component thereof.

       As used in this Contract, phrases such as "to the actual knowledge of
                                                  --------------------------
Seller," "to the best of Seller's knowledge," "Seller's knowledge," "Seller has
------    ---------------------------------    ------------------    ----------
no knowledge that," "to the best knowledge of Seller," "Seller has knowledge"
-----------------    -------------------------------    --------------------
and "Seller does not have any knowledge of" shall be deemed to refer exclusively
     -------------------------------------
to matters within the current, actual (as opposed to constructive) knowledge of Richard A. Post, Christopher J. Marsico and Stewart A. Loewenstein of U S WEST Real Estate, Inc., and of Steve Carlson of U S WEST Real Estate, Inc. only with regard to warranties and representations concerning operating statements, books, records and financial statements relating to the Property, without having made any investigation of facts or legal issues and without any duty to do so and without imputing to the aforementioned persons the knowledge of any employee, agent, representative or affiliate of Seller or any other person or entity; provided, however, that Seller has made inquiry of the property manager for the Property as to the accuracy of Seller's representations and warranties made hereunder. Seller represents and warrants to Purchaser that the foregoing named individuals are the individuals principally responsible for managing operation and ownership of the Property.

       All of the foregoing representations and warranties of Seller in this Article are made by Seller as of the date hereof and shall not survive the closing, but shall be merged into the documents and instruments of closing (including Seller's Closing Certificate as described hereinbelow) as of the date of the closing hereunder.

       If any of Seller's representations and warranties made hereunder are found by Purchaser to be incorrect prior to closing to the extent they affect the Property or its operation in any material respect, Purchaser shall inform Seller in writing and Purchaser's sole remedy shall be termination of this Contract on account thereof and refund of the Deposit. If Purchaser elects not to terminate the Contract, any remedy of Purchaser for breach of such warranties or representations made prior to the closing shall be deemed to be irrevocably waived. Notwithstanding anything to the contrary contained in this Article, if Seller breaches any representation or warranty made by Seller and if prior to closing Purchaser notifies Seller that it elects to terminate this Contract on account of such breach, Seller may by written notice to Purchaser given on or before the closing agree to and actually cure the breach (but not modify the representation or warranty) prior to closing, and Purchaser shall thereupon be obligated to close the transaction and accept such cure as Purchaser's sole remedy for the breach.

       At the closing, Seller shall execute and deliver to Purchaser a certificate ("Seller's Closing Certificate") in the form of Exhibit F attached
              ----------------------------                  ---------
hereto, certifying to Purchaser that all the representations and warranties made pursuant to this Article are true and correct on and as of the closing date, with only such exceptions therein as are necessary to reflect facts or circumstances arising or discovered by Purchaser and disclosed to Seller between the date of this Contract and the closing date which would make any representation or warranty materially untrue or incorrect on and as of the closing date.

       Seller shall indemnify and defend Purchaser against and hold Purchaser harmless from, and shall be responsible for, all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, that may be suffered or incurred by Purchaser if any representation or warranty made by Seller in Seller's Closing Certificate is untrue or incorrect in any material respect when made; provided, however, Purchaser shall not be entitled to a recovery under this section if any claim is made after the closing as a result of a breach of the representations and warranties set forth in Seller's Closing Certificate, unless the aggregate amount of all such recoveries exceeds Fifty Thousand Dollars ($50,000) in which event Seller shall be liable for payment of the entire amount of such recoveries; and further provided that Purchaser shall not be entitled to a recovery under this section as a result of a breach of the representations and warranties set forth in Seller's Closing Certificate for any amounts in excess of the amount of the Purchase Price.

       The terms of Seller's indemnity set forth above with respect to the representations and warranties made in Seller's Closing Certificate shall survive the closing for a period of one year following the closing.

       Purchaser acknowledges that it has had, or will have had, as of the closing, sufficient time to review all materials and information Purchaser deems necessary, including the information and materials that Seller has furnished to Purchaser and sufficient time and access to review and investigate the Property. Notwithstanding any other provision of this Contract, the representations and warranties of Seller as set forth in Seller's Closing Certificate shall be deemed modified to the extent that at the time of closing Purchaser has actual knowledge that the subject representation or warranty is untrue.

       To induce Seller to enter into this Contract, Purchaser acknowledges and agrees that, except as otherwise expressly set forth herein, the Property shall be conveyed and transferred "AS IS, WHERE IS, AND WITH ALL FAULTS" and Seller does not warrant or make any representation, express or implied, as to the merchantability, quantity, quality, condition, suitability or fitness of the Property for any purpose whatsoever, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, environmental laws including, without limitation, the Clean Air Act, the Comprehensive Response

Compensation and Liability Act (CERCLA) and the Super Fund Amendments and Reauthorization Act (SARA), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances, and Purchaser acknowledges that the provisions of this Contract are adequate to enable it to make its own determination with respect to the suitability of fitness of the Property.

       Except as set forth herein to the contrary and also except to the extent any of Seller's representations or warranties hereunder are materially untrue or incorrect, Purchaser, for itself and its successors and assigns, releases Seller and its agents, employees, partners, officers, directors, contractors, consultants, agents and representatives from, and waives any and all causes of action or claims against any of such persons for (1) any and all liability attributable to any physical condition of or at the Property, including, without limitation, the presence on, under or about the Property of any materials the release or storage of which is regulated by law; (2) any and all liability resulting from the failure of the Property to comply with any applicable laws, and (3) any liabilities, damages or injury arising from, connected with or otherwise caused by statements, opinions or information obtained from any of such persons with respect to the Property.

       B.   Covenants of Seller.  Seller hereby covenants as follows:
            -------------------

       1. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Property substantially in its present condition, subject to ordinary wear and tear and the provisions of Article XI hereof, and shall continue to manage the Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any material manner neglect the Property. Notwithstanding the foregoing, Seller shall be entitled to terminate the lease of the management/marketing office prior to closing and to remove the property located therein other than any movable wall partitions, without obligation to replace the same;

       2. At all times from the date hereof through the date of closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property for full replacement value thereof, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the date hereof;

       3. From the date of execution of this Contract through the date of closing, Seller will not, without Purchaser's prior written consent, enter into any new lease with respect to the Property. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Purchaser. Purchaser shall have five (5) business days after Purchaser's receipt of a written proposal from Seller in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent; and

       4. From the date of execution of this Contract through the date of closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.


       C.   Representations and Warranties of Purchaser.  Purchaser hereby
            -------------------------------------------
represents and warrants to Seller as follows:

            Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Purchaser has full power and authority to enter into this Contract, to perform this Contract and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Contract and all documents contemplated hereby by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Purchaser is a party. This Contract is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.


       D.   Covenants of Purchaser.
            ----------------------

            Proffer Statement.  At closing, Purchaser shall execute a letter in
            -----------------
       the form of Exhibit L which shall survive closing and which is incorporated into this Agreement by reference. Seller shall indemnify and hold Purchaser harmless from and against any claim, loss, cost, or damage (including without limitation, reasonable attorneys' fees) to the Property or Purchaser's interest therein arising from (i) Seller's failure to comply with its obligations under proffer conditions 9, 10 (to the extent not performed by the Dulles Corner Association Inc. (the "Association")), 11, 12, 13, 15, 18, 19, 20, 25, 26, 27, 28, 29, 30 and
        -----------
       32 of the proposed proffer revisions (the "Proffer Revisions") identified by Fairfax County as PCA 86-C-029-5, PCA 88-C-066 dated October 4, 1996, a copy of which proposed proffer revisions is attached hereto as Exhibit
                                                                        -------
       P, and (ii) any similar "project
       -
       development" type obligations contained in the zoning/land use application for the Dulles Corner Property, Fairfax County, Virginia FDPA 86-C-029-2, CDPA 86-C-029-4 (Revised) (the "Revised Plans") and the zoning/land use application for the Batman/Dulles Corner Property (PCA 88-C-066 for property located at 15-4((1)-23 and 15-4-(1)-13 (part) -
       concurrent with PCA 85-C-008-3). "Project development" type obligations include obligations like construction of improvements that are intended to be included in the "Class A Common Areas", as defined in the Declaration of Protective Covenants and Restrictions for Dulles Corner (as amended) such as the lake and regional detention pond and landscaping and other site work around such lake (as distinquished from obligations relating solely to construction of improvements on a particular parcel of land in the development such as requirements concerning building construction and set-backs and landscaping and other site improvements on such parcel which are not intended to be included in the "Class A Common Areas" of the development). In the event that the Proffer Revisions and/or the Revised Plans are not enacted, then the foregoing indemnity shall apply to the corresponding provisions of the existing proffers and development plans affecting the Property. This indemnification is not assignable except to, and only to, future owners of Building 6 and/or Building 15. Any future revisions to the proffers and/or the development plans initiated or consented to by Purchaser (and not consented to by Seller or any subsequent indemnitor under this Section) shall cause this indemnification to automatically terminate and be of no further force as to obligations of Seller or any subsequent indemnitor, as applicable, thereafter arising to the extent that such revisions increase or otherwise change the obligations of Seller under the existing proffers or the Proffer Revisions and the Revised Plans, as applicable. In the event that at any time hereafter Seller shall assign all of its rights as Applicant under the then existing proffers to a purchaser of all or a portion of Seller's remaining land in the Dulles Corners development and such purchaser shall assume all of the obligations of the Applicant under such proffers and shall assume in writing all of the obligations of Seller under the foregoing indemnity, then Seller shall be automatically released from all liability under such indemnity and Purchaser agrees, promptly upon request from Seller and at no cost to Seller, to execute any documents as shall be required to evidence such release. It is the intent of Seller that the obligations of Seller as the Applicant under proffer condition 24 of the Proffer Revisions concerning implementation of certain traffic alleviating measures be assumed by the Association. Purchaser agrees to cooperate with Seller in achieving such assumption and agrees that, even if the Association does not so assume such obligations, it shall contribute to the costs of performing such obligations in the amount that would have payable by it as its share of such costs as a member of the Association. Similarly, Purchaser agrees that Seller shall not be responsible for any of the costs and expenses of implementing a Transportation System Management technique that may be allocated to the Property pursuant to the provisions of Section 4.6 of the Declaration of Protected Covenants and Restrictions for Dulles Corner; said costs and expenses being the sole responsibility of the then owner of the Property to the extent that such responsibility has not been assumed by the Association.

                                 ARTICLE VIII
                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

       The obligations of Purchaser pursuant to this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

       A. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and as of the date of closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

       B. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Property not described in the Title Commitment except for the Permitted Exceptions or matters to be satisfied at closing.

       C. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Property not shown on the Survey.

       D. Purchaser shall have received executed originals or copies, certified by Seller as being true and correct, of all Leases and Permits, including all warranties, licenses and permits in Seller's possession relating to the Property, all of which shall, at Purchaser's option, be assigned to Purchaser or its designee at closing.

       E. Seller shall have operated the Property from and after the date hereof in substantially the same manner as prior thereto.

       F. Seller shall have delivered to Purchaser an estoppel letter from each Tenant not affiliated with Purchaser, which letter shall be in form and substance substantially identical to the estoppel letter attached hereto as Exhibit J and, in addition, a letter from Seller addressed to each such Tenant
---------
informing such Tenant of the change in ownership of the Property. In the event that any estoppel letter reveals a material default in any lease or does not confirm that the lease terms are substantially the same as represented in the rent roll provided to Purchaser, Purchaser shall have the right to terminate this Contract. For purposes of this subparagraph H, the term "substantially the
                                                              -----------------
same" shall mean that there is no material variance in lease terms from those
----
set forth in the rent roll delivered by Seller pursuant to Article III hereof. Notwithstanding the foregoing, if Purchaser has the right to terminate by virtue of the terms of this section, Seller may provide an indemnification to Purchaser, which indemnification must be in form and content and from an indemnitor reasonably satisfactory to Purchaser, for any amounts that may be lost by virtue of the variance in lease terms, in which case Purchaser's right to terminate shall be void and of no effect. Purchaser agrees that US West Real Estate, Inc., a Colorado corporation, is a satisfactory indemnitor.

       G. Seller shall have delivered to Purchaser a current Non-Residential Use Permit for Building 6 and for Building 15 and a current Non-Residential Use Permit for the space occupied by each tenant at Building 6 or Building 15, as applicable.

       H. Seller shall have recorded that certain Amendment No. 1 to Amended and Restated Declaration of Protective Covenants and Restrictions for Dulles Corner now in escrow at Chicago Title Company.

       I. The parties shall have entered into a mutually acceptable agreement regarding operation of the fitness club incorporating and elaborating on the items set forth in Exhibit O attached hereto.
                   ---------

       If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract may be cancelled, the Deposit shall be paid to Purchaser and, thereafter, neither Seller nor Purchaser shall have any continuing obligations hereunder.

       Notwithstanding anything to the contrary contained in this Article VIII, if Purchaser notifies Seller that Purchaser elects to terminate this Contract on account of a failure to satisfy the conditions precedent set forth in this
Article VIII, Seller may, by written notice to Purchaser given on or before the closing date, agree to satisfy the condition, and Purchaser shall thereupon be obligated to close the transaction, provided such cure is effectuated prior to the date of closing.

                                  ARTICLE IX
                                    CLOSING
                                    -------

       The closing shall occur on or before December 31, 1996 (the "Closing
                                                                    -------
Date") at such time as mutually agreed upon by the parties at the offices of
----
Akin, Gump, Strauss, Hauer, and Feld, L.L.P., Suite 400, 1333 New Hampshire Ave., N.W., Washington, D.C. 20036.

                                   ARTICLE X
                             OBLIGATIONS AT CLOSING
                             ----------------------

       At the closing, the following shall occur:

       A. Seller shall convey the Property to Purchaser. The conveyance shall be by special warranty deed duly signed and acknowledged by Seller in the form attached hereto as Exhibit G. Such deed shall convey title free and clear of all
                   ---------
liens, rights of way, easements and other matters affecting title thereto, except for the Permitted Exceptions.

       B. The Title Company shall issue to Purchaser an ALTA owner's form of title insurance policy covering the Property in the amount of the Purchase Price (the "Title Policy").
      ------------

       C. Seller shall deliver a special warranty bill of sale and a blanket assignment in the form set forth on Exhibit H, duly executed and acknowledged by
                                    ---------
Seller, transferring the Personal Property to Purchaser.

       D. Seller shall deliver an assignment and assumption agreement, in form set forth on Exhibit I, duly executed and acknowledged by Seller, assigning all
             ---------
of Seller's interest in and to the Leases, Deposits, Contracts and Permits to Seller. Seller shall also deliver copies of any Contracts and Permits, original Leases, and a rent roll with respect to the Property, in the form of the rent roll to be delivered pursuant to Article III hereinabove, certified to be true and correct in all material respects.

       E. The parties shall deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of a party and the authority of the person or persons who are executing the various documents on behalf of such party in connection with the transactions described hereunder.

       F. Seller shall deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to collect any amounts for payment to the Internal Revenue Service.

       G. Seller shall deliver to Purchaser all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller's possession.

                                  ARTICLE XI
                             COSTS AND ADJUSTMENTS
                             ---------------------

       At closing, the following items shall be paid or allocated:

       A. The County Grantor's Tax shall be paid by Seller. The County Grantee's Tax shall be paid by Purchaser. Any other sales tax and transfer tax payable in connection with the conveyance of the Property shall be paid by Purchaser.

       B.   Except for those lease commissions set forth on Exhibit K attached
                                                            ---------
hereto, all lease commissions due and owing or which could become due and owing with respect to the Property transactions entered into prior to closing shall be paid by Seller when due and Seller shall indemnify and hold harmless Purchaser for lease commission claims brought against the Property arising therefrom.

       C. Purchaser shall pay all recording costs and documentary fees. The parties shall share equally any escrow fees in connection with the closing. Each party will be responsible for the fees and expenses of their respective attorneys.

       D. Seller shall pay for preparation of the survey and the premium of a basic policy of title insurance issued in accordance with the Title Commitment, and Purchaser shall pay the premium for any extended coverage or other endorsements thereto.

       E. All rents, income and ordinary operating expenses, ad valorem taxes, general and special assessments, personal property taxes, and other charges for or pertaining to the Property, including, but not limited to, common area expense charges, public utility charges, supplies, maintenance, service charges, and all other operating charges of the Property shall be prorated as of the date of closing. Any delinquent rents collected by Purchaser following closing shall be paid to Seller, but Purchaser shall have no obligation to attempt to collect such rents and all monies collected by Purchaser will first be applied to any then current charges or rents. Seller shall have the right to pursue any tenant for delinquent rent.

       F. At closing, Purchaser will receive a credit from Seller of $130,000 as reimbursement of closing costs.

       G. Beginning as close to the anticipated closing date as practicable, Seller shall, in consultation with Purchaser and with Purchaser's reasonable cooperation, cause to be prepared a statement (the "Preliminary Statement")
                                                    ---------------------
which shall reflect all of the credits and other adjustments in payment at closing required under this Article or any other provision of this Contract. As soon as the parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to the Title Company.

       H. No later than 120 days after closing, Seller shall prepare and deliver to Purchaser (as to the Seller Property) final closing statements (the "Final Statements"), which shall correct any estimates and (if necessary) other
 ----------------
amounts used in the Preliminary Statement, based on facts discovered after closing. Each party shall be deemed to have agreed to the Final Statements, except for such items specifically objected to (including the basis for such objection) in a written notice given to the other party within 15 days after delivery of the Final Statements. Either party shall have the right upon five business days prior written notice to the other to audit the books and records of the Property for the periods prior to and following closing, and the non-objecting party shall cooperate in providing all information necessary to do so. The period for objection to the Final Statements and all periods allowed to settle disputes with regard thereto shall be extended by the time necessary to obtain the audit. Notwithstanding any other provision of this Contract, the parties shall adjust the proration utilized at the closing to reflect any actual items of income or expense. Each such adjustment shall be made and settled between the parties by the appropriate payment no later than the later of the Final Settlement Date.

       I. If notice of objection to any items on the Final Statements is proper and timely, and the parties are unable between themselves to resolve each such objection and agree upon the Final Statements within 30 days after delivery of the Final Statements, then any party may submit the unresolved items to Arthur Andersen & Co. ("Andersen"), (or if Andersen is unwilling to handle the
                        --------
dispute, to such qualified neutral party as Andersen may designate) for a determination which shall be binding and conclusive upon all parties and shall become part of the agreed Final Statements. The parties shall pay in equal shares the fees and other expenses of Andersen (or its designee) for making such determination.

       J. Within ten business days after the Final Statements have been agreed to or after the last timely objection has been resolved under this section (the "Final Settlement Date"), the appropriate party shall pay to the other any net
 ---------------------
amount owing as shown by the adjusted Final Statements. Except for plain mathematical error or for subsequent tax bills, no further adjustments or payments shall be required with respect to such credits and other adjustments.

       Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys' fees (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

       Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys' fees, brought by third parties and based on events occurring subsequent to the date of closing and which arise from Purchaser's ownership and operation of the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                  ARTICLE XII
                    DAMAGE OR DESTRUCTION PRIOR TO CLOSING
                    --------------------------------------

       In the event that the Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is:

       A. less than Two Hundred Thousand Dollars ($200,000), the closing shall proceed as scheduled and any insurance proceeds shall be distributed to Purchaser, Seller shall pay any deductible under the insurance policy, and Seller shall assign to Purchaser any rights under the insurance policy; or if said cost is:

       B. greater than Two Hundred Thousand Dollars ($200,000), then either Seller or Purchaser may elect to terminate this Contract, in which case neither party shall have any further obligation to the other and the Deposit shall be returned to Purchaser.

                                 ARTICLE XIII
                                EMINENT DOMAIN
                                --------------

       If, before the closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Purchaser, would render the Property unacceptable to Purchaser or unsuitable for Purchaser's intended use, Purchaser shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Purchaser, to terminate this Contract, in which event this Contract shall terminate. If, before the closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Purchaser has the right to terminate this Contract pursuant to the preceding sentence but Purchaser does not exercise such right, then this Contract shall remain in full force and effect and, on the closing, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Purchaser within three (3) business days after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. Purchaser shall have a period of thirty (30) days (or such shorter period as Purchaser may elect by giving notice to Seller) after Seller has given the notice to Purchaser required by this Article to evaluate the extent of the taking and make the determination as to whether to terminate this Contract.

                                  ARTICLE XIV
                            POSSESSION OF PROPERTY
                            ----------------------

       Possession of the Property shall be delivered to Purchaser at closing free and clear of all uses and encroachments, except the Permitted Exceptions and the Leases.

                                  ARTICLE XV
                                    NOTICES
                                    -------

       All notices, demands, or other communications of any type given by any party hereunder, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Article. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested or by Federal Express. Notices shall be deemed given when received, at the following addresses:

Seller:                  Dulles Corner Properties II Limited Partnership
------
                         c/o U S WEST Real Estate, Inc.
                         6200 S. Quebec Street, Suite 350
                         Englewood, Colorado  80111
                         Attn:  Vice President
                         Telephone No.: (303) 793-5661
                         Facsimile No.: (303) 773-1750

With Required Copy to:   Brownstein Hyatt Farber & Strickland, P.C.
---------------------
                         410 17th Street, 22nd Floor
                         Denver, Colorado  80202
                         Attn:  Edward N. Barad, Esq.
                         Telephone No.:  (303) 534-6335
                         Facsimile No.:  (303) 623-1956

Purchaser:               Prentiss Properties Acquisition Partners, L.P.
---------
                         3112 Fairview Park Drive
                         Falls Church, Virginia  22042
                         Attn:  Robert K. Wiberg
                         Telephone No.:  (703) 560-4700
                         Facsimile No.:  (703) 560-8349

With Required Copy to:   Prentiss Properties Acquisition Partners, L.P.
---------------------
                         3890 West Northwest Highway, Suite 400
                         Dallas, Texas
                         Attn:  Michael V. Prentiss
                         Telephone No.:  (214) 654-0886
                         Facsimile No.:  (214) 350-2409

                                  ARTICLE XVI
                                   REMEDIES
                                   --------

       A.   Defaults by Seller.  If there is any default by Seller under this
            ------------------
Contract, following notice to Seller and 10 days during which Seller may cure the default, Purchaser may at its option, (a) declare this Contract terminated in which case the Deposit shall be returned to Purchaser and each party shall thereupon be relieved of all further obligations and liabilities, except any which expressly survive termination, or (b) bring an action against Seller for specific performance pursuant to the arbitration procedures set forth hereinbelow. In no event shall Purchaser have the right to sue for damages.

       B.   Defaults by Purchaser.  If there is any default by Purchaser under
            ---------------------
this Contract, following notice to Purchaser and 10 days during which Purchaser may cure the default, then Seller may, as its sole remedy, declare this Contract terminated, in which case the Deposit shall be paid to Seller and each party shall thereupon be relieved of all further obligations and liabilities, except any which expressly survive termination.

       In the event this Contract is terminated due to the default of Purchaser hereunder, Purchaser shall deliver to Seller, at no cost to Seller, all right, title and interest in all plans and specifications regarding any construction which Purchaser planned to complete on the Property along with Purchaser's Reports regarding the Property, including, but not limited to inspections, soils, environmental and economic feasibility plans.

       C.   ARBITRATION OF DISPUTES.  ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER
            -----------------------
SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS CONTRACT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS CONTRACT OR BETWEEN ONE OF THE PARTIES TO THIS CONTRACT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. (S)(S) 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

       A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA"). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT OF THE
      ---
PARTIES, OR IF THEY ARE UNABLE TO REACH AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN THE METROPOLITAN WASHINGTON, D.C. AREA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

       THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. TO THE EXTENT PROVIDED IN THIS CONTRACT, THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS' FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR'S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

       IF ANY PARTY FILES A JUDICIAL OR ADMINISTRATIVE ACTION ASSERTING CLAIMS SUBJECT TO ARBITRATION AS PRESCRIBED HEREIN, AND ANOTHER PARTY SUCCESSFULLY STAYS SUCH ACTION OR COMPELS ARBITRATION OF SAID CLAIMS, THE PARTY FILING SAID ACTION SHALL PAY THE OTHER PARTY'S COSTS AND EXPENSES INCURRED IN SEEKING SUCH STAY OR COMPELLING ARBITRATION, INCLUDING REASONABLE ATTORNEYS' FEES.

       NOTICE: BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY VIRGINIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE VIRGINIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS

ARBITRATION PROVISION IS VOLUNTARY.

       WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISIONS TO NEUTRAL ARBITRATION AS DESCRIBED ABOVE.


________ PURCHASER'S INITIALS              _________ SELLER'S INITIALS


                                 ARTICLE XVII
                                  ASSIGNMENT
                                  ----------

       Except as otherwise expressly allowed elsewhere herein, Purchaser may assign this Contract only to an affiliate owned or controlled by or under common control with Purchaser, and to no other person or entity without the consent of Seller.

                                 ARTICLE XVIII
                       INTERPRETATION AND APPLICABLE LAW
                       ---------------------------------

       This Contract shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                  ARTICLE XIX
                                   AMENDMENT
                                   ---------

       This Contract may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                  ARTICLE XX
                                ATTORNEYS' FEES
                                ---------------

       In the event it becomes necessary for either party to file a suit or arbitration to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit or arbitration.

                                  ARTICLE XXI
                             DESCRIPTIVE HEADINGS
                             --------------------

       The descriptive headings of the Articles contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                 ARTICLE XXII
                          ENTIRE AGREEMENT; SURVIVAL
                          --------------------------

       This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Contract. The obligations of the parties hereunder and all other provisions of this Contract shall survive the closing or earlier termination of this Contract, except as expressly limited herein.

                                 ARTICLE XXIII
                     MULTIPLE ORIGINALS ONLY; COUNTERPARTS
                     -------------------------------------

       Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Contract may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

                                 ARTICLE XXIV
                                  ACCEPTANCE
                                  ----------

       Time is of the essence of this Contract. The last date of execution of this Contract by either Seller or Purchaser shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Colorado, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Colorado.


                                  ARTICLE XXV
                            REAL ESTATE COMMISSION
                            ----------------------

       Seller and Purchaser each represent and warrant to the other that neither Seller nor Purchaser has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that, neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Article.

                                 ARTICLE XXVI
                                CONFIDENTIALITY
                                ---------------

       Purchaser agrees that, prior to the closing, all Property Information received by Purchaser shall be kept confidential as provided in this Article. Without the prior written consent of Seller, prior to the closing, the Property Information shall not be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part, except to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Property and who are informed by the Purchaser of the confidential nature of the Property Information; as may be necessary for Purchaser or Purchaser's Representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Purchaser or Purchaser's Representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Purchaser or its affiliates; to existing or prospective tenants of the Property; and as otherwise permitted by this Article.

       Except as provided otherwise in this Article, Purchaser and Seller, for the benefit of each other, hereby agree that prior to the closing and for a period of six (6) months after the closing if pertaining to the sale contemplated herein, neither of them will release or cause or permit to be released to the public any press notices relating to the terms, conditions or substance of this Contract or the transactions contemplated herein, without first obtaining the consent of the other party hereto (which shall not be unreasonably withheld; provided, however, that no consent from the other party shall be required for any press notices that are released at least two weeks after the closing if such press releases contain only factual information (e.g., date of sale; property description; and the names of purchaser and seller) and do not express any opinions (e.g., that the sale price was above or below market value). With respect to any press notice for which the consent of the other party is required, the requesting party shall deliver a copy of the proposed press notice to the other party. The party receiving the proposed press notice shall have one business day following the day on which such party received the proposed press notice within which to deliver to the requesting party written notice of disapproval of the proposed press notice. If the receiving party fails to timely deliver such written disapproval to the requesting party, the press notice shall be deemed approved. For purposes of this Section only, the copy of the proposed press notice and any notice of disapproval can be delivered to the other party by telecopier (with telephonic confirmation of receipt) to the telecopier number set forth in Article XV. Additionally, each party acknowledges that the other party and its affiliates may be compelled by considerations of legal obligation to issue a public press release announcing that it has entered into this Contract and stating the material terms hereof. The announcing party agrees to send a copy of such press release directly to the other not later than the time when the announcing party issues such press release to the public; and each party consents to the dissemination of any such press release and to all such additional statements and disclosures reasonably made in responding to inquiries arising as a result of any such press release.

       Purchaser shall indemnify and hold Seller and its affiliates harmless, and Seller shall indemnify and hold Purchaser and the affiliates of Purchaser harmless, from and against any and all actual direct claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Purchaser's Representatives or Seller, as the case may be, of the provisions of this Article. The foregoing and any other provision of this Contract to the contrary notwithstanding, (a) if Purchaser defaults under the terms of this Article and Purchaser fails to purchase the Property, Purchaser's liability to Seller shall be limited to the Deposit; provided, however, if Purchaser defaults under the terms of this Article and Purchaser purchases (or has purchased) the Property, Purchaser's liability to Seller under this Article shall be limited to $200,000; and (b) if Seller defaults under the terms of this Article, Seller's liability to Purchaser under this Article shall be limited to $200,000.

       As used in this Contract, the term "Property Information" shall mean
                                           --------------------
all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, leases, contracts, licenses and any environmental reports) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), under or
                                       ---------------------------
in connection with this Contract by Seller or any affiliate of Seller, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives to the extent such information or documents contain or are based on the information or documents described in the preceding clause (1), or otherwise reflecting their review or investigation of the Property undertaken with Seller's required approval; but notwithstanding the foregoing, the term "Property Information" shall not be deemed to include any information or
 --------------------
document which is or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser's Representatives in violation of this Contract, is in the possession of Purchaser or Purchaser's Representatives prior to its disclosure to Purchaser by Seller or any affiliates of Seller or their agents or representatives, becomes available to Purchaser from a source other than Seller or any affiliates of Seller or their agents or representatives, or is developed by Purchaser or Purchaser's Representatives without reliance upon and independently of otherwise confidential Property Information.

       In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or their representatives, in order to enforce the provisions of this Article.

       The provisions of this Article shall survive the termination of this Contract for one year.

                                 ARTICLE XXVII
                                OTHER COVENANTS
                                ---------------

       A. Following closing, Seller shall have the right to enter Building 6 in order to show clients a view of the Dulles Corner development from the platform on the roof which is accessed from the penthouse, via the eighth floor of Building 6; provided that (i) the tenant of the space adjacent to the platform area has not made it a secure area not open to the public; (ii) Seller shall have no right to assign the right set forth herein; (iii) Seller shall hold harmless and indemnify Purchaser from any claim, loss, cost or damage (including without limitation, reasonable attorneys' fees) that Seller or its guests cause in entering Building 6; (iv) Seller has given Purchaser reasonable advance notice of Seller's desire to use the platform; (v) Seller uses the platform only during normal business hours; (vi) if Purchaser so elects, a representative of Purchaser accompanies Seller while Seller uses the platform;
(vii) Purchaser shall have no obligation to maintain or replace the platform; and (viii) Seller's right to use the platform shall expire upon the earlier of Purchaser's sale of Building 6 or the second anniversary of the Closing Date.

       B. At closing, Seller will appoint Purchaser to one position on the Architectural Review Committee for the Association and Purchaser shall be entitled to retain such position for so long as there exists a Declarant under the Declaration of Protective Covenants and Restrictions for Dulles Corner, as amended. Purchaser shall abstain from voting on all matters regarding development of land owned by Purchaser during its term on the Architectural Review Committee.

       C. At closing, Seller shall appoint Purchaser to one position on the Board of Directors of the Association and Purchaser shall be entitled to retain such position for so long as there exists a Declarant under the Declaration of Protective Covenants and Restrictions for Dulles Corner, as amended.

       D. At closing, Purchaser shall deposit into escrow with the Title Company the sum of $10,000 to be held by the Title Company pending deposit by Purchaser of the amount required by the Commonwealth of Virginia as security for deposits made by members of the fitness center which is a part of the Property. Purchaser shall effect such deposit within thirty (30) days after the closing.

       EXECUTED as of the _____ day of December, 1996.


                         SELLER:
                         ------

                         DULLES CORNER PROPERTIES II LIMITED PARTNERSHIP, a Virginia limited partnership
                         By: DULLES CORNER ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership, its sole general partner
                                    By:  EQUITY DULLES CORNER VENTURE, a
                                    Colorado general partnership, its general
                                    partner

                                    By:  U S WEST REAL ESTATE, INC., a Colorado
                                         corporation, formerly known as BetaWest
                                         Properties, Inc., its managing partner


                                         By:  ____________________________
                                              Christopher J. Marsico
                                              Vice President



                         PURCHASER:
                         ---------

                         PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

                         By:  PRENTISS PROPERTIES I, INC.


                              By:   _______________________________________
                                    Robert K. Wiberg
                                    Senior Vice President